Exhibit B-207

                             ARTICLES OF ASSOCIATION

                          GPU ARGENTINA SERVICES S.R.L.

In Buenos Aires, capital city of the Republic of Argentina, on January 15, 1999, Mariano Flrencio Grondona, establishing domicile at Suipacha 1111, 18th floor, Buenos Aires and GPU Argentina Holdings, Inc., represented by Pedro Eugenio Aramburu, establishing domicile at Suipacha 1111, 18th floor, Buenos Aires resolve to form a limited partnership (a society of limited responsibility, hereinafter called the "Company") in the Republic of Argentina under Argentine Business Companies Law No. 19,550, the Articles of Association which states as follows:

      1. The name of the Company is GPU Argentina Services S.R.L. and is located in the city of Buenos Aires.

      2. The term of duration is 99 years as of registration with the Public Commercial Registry.

      3. The corporate purpose is to render technical and professional operation services to companies located in Argentina or abroad whether dedicated solely or not to distribute, generate and transport electric energy and/or to commercialize it. To this purpose, the Company shall be able to act in the country as abroad, individually or associated or becoming a member of other, national or foreign corporations, associations or third parties. The Company shall be able to create guarantees in favor of third parties.

      4. The capital stock of the Company is $8,000 represented by 5,000 units of $1 par value each.

      5. The management and legal representation of the Company shall correspond to one or more managers, whether partners or not, who shall be able to act jointly. The managers shall have all the powers to manage and dispose of the properties of the Company, including those for which the law requires special powers of attorney as those set forth in section 1881 of the Civil Code and section 9 of the Decree-Law 5965/63. Consequently, they shall be able to carry out, on behalf of the Company, any kind of legal acts leading to attain the corporate purpose, among them, to operate with Banco de la Nacion Argentina, and other public or private credit entities inside Argentina or abroad; to organize agencies, branches or other kind of representative office in the country or abroad; to grant powers of attorney in favor of one or more individuals including those to institute criminal actions or those that have the purpose and scope deemed convenient. The managers shall deposit a cash guarantee of $100.

      6. The meetings of partners shall be held in the principal place of business. The managers shall convene meetings by written notice sent to the partners to the last address informed by them to the Company. The quorum and majorities provided for in section 160 of Law 19,550 shall apply. Each unit shall be entitled to one vote.

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      7.    The units are of free  transfer.  The  parties,  in a unit  transfer agreement, shall follow the proceeding established in section 152 of Law 19,550 so that the transfer shall be binding to the Company and to third parties.

      8. The fiscal year shall end on December 31, of each year. The financial statements shall be prepared as of that date in accordance with the provisions and the technical rules in force and shall be available for consideration of the partners at least 15 days before that date.

      9.    The net profits shall apply to:

            a. five percent, up to twenty percent of the subscribed capital for a legal reserve fund;

            b.   remuneration of the managers;

c.    the balance whether total or partially, to distribute among the partners in proportion to their interests in the Company, or to a special reserve fund or allowance funds or to the destiny established by the partners.

      10. The liquidation of the Company shall be carried out by the manager or managers or the individuals appointed by the majority partners. Likewise, it is hereby agreed:

            a. Subscription of Capital Stock: to subscribe in all the capital stock as follows: GPU Argentina Holdings, Inc., 4,999 units of $1 par value each and Mariano Florencio Grondona, one unit of $1 par value.

            b. Payment of Capital Stock: to pay in the capital stock in a 25% engaging to pay in the balance within the term of two years as from this date.

            c. Principal Place of Business: to establish the principal place of business at Suipacha 1111, 18th floor, Buenos Aires.

            d. Appointment of Manager: to appoint Mariano Florencio Grondona as Manager for an indefinite period of time.

            e. Acceptance of Title: Mariano Florencio Grondona, of Argentine nationality, married, born on March 27, 1957, lawyer, bearing Identity Document No. 12.946.521, establishing domicile at Suipacha 111, 18th floor of this city, attends the act and STATES: That he acknowledges his appointment as manager and accepts it and that he establishes special domicile at Suipacha 111, 18th floor of this city.

            f.   Term of Duration and Granting of a Special Power of
                 Attorney: Considering the need that the Company has an agent during the term of duration, a special power of attorney is hereby granted in favor of Mariano Florencio Grondona so that, on behalf and representing GPU Argentina Services S.R.L., he may




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                 i.  execute  any and all  documents  related  to the  Operation
                     Agreements between the Company and Empresa Distribuidora de Electricidad de La Rioja S.A. and between the Company and
                     Empresa   Distribuidora   de  Electricidad  de  Salta  G.A.
                     including    said   Operation    Agreements,    affidavits,
                     agreements,   acceptance   and   waiver   of   rights   and
                     jurisdictions and the public and private instruments that may be necessary, with full powers to agree their terms and conditions and to carry out the proceedings and filings before public and private entities leading to the better performance of this mandate and to obtain the approval of
                     the   corresponding   national,    provincial   and   local
                     authorities to engage as operator of licensee companies for the electric energy distribution,

                 ii. buy shares, units and interests of any kind in business companies organized or to be organized in the country or abroad, executing the corresponding contracts, paying prices and making subscriptions and payments as necessary and,

                 iii.represent  the  Company  in  the   shareholders'   meeting,
                     meetings of partners, managers and management body meetings of the business companies in which principal has interests with full representation powers, including those of appointing directors, auditors and managers, voting capital increases and reductions, payment of dividends and subscription and payment of shares. The attorney-in-fact shall have full powers of representation including those provided for in section 1881 of the Civil Code for the exercise of the power of attorney hereby granted, as well as the powers to execute the documents that may be necessary to exercise those powers. This mandate may be substituted whether total or partially in favor of Maria Ines Justo Borga, Pedro Eugenio Aramburu, Juan Pablo Mortarotti O Agustina Monferran so that anyone of them individually, alternate or indistinctly may carry out the substituted powers in the same terms and conditions as those granted to Mariano Florencio Grondona.

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